Filed pursuant to Rule 424(b)(3)

Registration No. 333-268363

PROSPECTUS

Meta Platforms, Inc.

Offer to Exchange

3.500% Senior Notes due 2027 for New 3.500% Senior Notes due 2027

3.850% Senior Notes due 2032 for New 3.850% Senior Notes due 2032

4.450% Senior Notes due 2052 for New 4.450% Senior Notes due 2052

4.650% Senior Notes due 2062 for New 4.650% Senior Notes due 2062

We are offering to exchange up to $2,750,000,000 of our new registered 3.500% Senior Notes due 2027 (the “2027 Exchange Notes”) for up to $2,750,000,000 of our existing unregistered 3.500% Senior Notes due 2027 (the “2027 Original Notes”), $3,000,000,000 of our new registered 3.850% Senior Notes due 2032 (the “2032 Exchange Notes”) for up to $3,000,000,000 of our existing unregistered 3.850% Senior Notes due 2032 (the “2032 Original Notes”), $2,750,000,000 of our new registered 4.450% Senior Notes due 2052 (the “2052 Exchange Notes”) for up to $2,750,000,000 of our existing unregistered 4.450% Senior Notes due 2052 (the “2052 Original Notes”) and $1,500,000,000 of our new registered 4.650% Senior Notes due 2062 (the “2062 Exchange Notes” and, together with the 2027 Exchange Notes, the 2032 Exchange Notes and the 2052 Exchange Notes, the “Exchange Notes”) for up to $1,500,000,000 of our existing unregistered 4.650% Senior Notes due 2062 (the “2062 Original Notes” and, together with the 2027 Original Notes, the 2032 Original Notes and the 2052 Original Notes, the “Original Notes”). The terms of the Exchange Notes are identical in all material respects to the terms of the Original Notes, except that the Exchange Notes have been registered under the Securities Act of 1933, as amended (the “Securities Act”), and the transfer restrictions, registration rights and additional interest provisions relating to the Original Notes do not apply to the Exchange Notes. No public market currently exists for the Original Notes and we cannot assure you that any public market for the Exchange Notes will develop. The Exchange Notes will not be listed on any national securities exchange.

To exchange your Original Notes for Exchange Notes:

•	you are required to make the representations described on page 18 to us;

•	you must contact a Depository Trust Company (“DTC”) participant to complete the book-entry transfer procedures described herein to exchange your Original Notes for Exchange Notes, or otherwise complete and send the letter of transmittal that accompanies this prospectus to the exchange agent, U.S. Bank Trust Company, National Association, by 11:59 p.m. New York City time, on December 28, 2022; and

•	you should read the section called “The Exchange Offer” for further information on how to exchange your Original Notes for Exchange Notes.

The exchange offer will expire at 11:59 p.m., New York City time, on December 28, 2022, unless it is extended.

See “Risk Factors” beginning on page 8 for a discussion of risk factors that should be considered by you prior to tendering your Original Notes in the exchange offer.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the securities to be issued in the exchange offer or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

Each broker-dealer that receives Exchange Notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes. The letter of transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of Exchange Notes received in exchange for Original Notes where such Original Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. We have agreed that, for a period of 90 days after the effective date of this registration statement, we will make this prospectus available to any broker-dealer for use in connection with any such resale. See “Plan of Distribution.”

Prospectus dated November 29, 2022

About This Prospectus

We have not authorized anyone to provide you with any information other than that contained or incorporated by reference in this prospectus or in any free writing prospectus prepared by or on behalf of us or to which we have referred you. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. We are not making the exchange offer to, nor will we accept surrenders for exchange from, holders of outstanding Original Notes in any jurisdiction where such offers are not permitted. The information contained in this prospectus is accurate only as of the date hereof, regardless of the time of delivery of this prospectus or of the exchange of the notes offered hereby.

Rather than repeat certain information in this prospectus that we have already included in reports filed with the SEC, this prospectus incorporates by reference important business and financial information about us that is not included in or delivered with this prospectus. See “Where You Can Find More Information.”

As used in this prospectus (except as otherwise provided herein or unless the context otherwise requires):

•	All references to “Notes” refer to the Original Notes and the Exchange Notes.

•	The terms “Meta,” “Company,” “we,” “us,” and “our” in this prospectus refer to Meta Platforms, Inc. and, where appropriate, its subsidiaries.

Meta, the Meta logo, Facebook, FB, Instagram, Oculus, WhatsApp, and our other registered or common law trademarks, service marks, or trade names included or incorporated by reference in this prospectus are the property of Meta Platforms, Inc. or its affiliates. Other trademarks, service marks, or trade names included or incorporated by reference in this prospectus are the property of their respective owners and do not imply our endorsement or sponsorship of, or a relationship with, these owners.

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Cautionary Statement Concerning Forward-Looking Statements

The statements contained in or incorporated by reference into this prospectus include certain “forward-looking statements.” All statements contained in this prospectus, and the documents incorporated by reference herein other than statements of historical fact, including statements regarding our future results of operations and financial position, our business strategy and plans, and our objectives for future operations, are forward-looking statements. The words “believe,” “may,” “will,” “estimate,” “continue,” “anticipate,” “intend,” “expect,” and similar expressions are intended to identify forward-looking statements.

We have based these forward-looking statements largely on our current expectations and projections about future events and trends that we believe may affect our financial condition, results of operations, business strategy, short-term and long-term business operations and objectives, and financial needs. These forward-looking statements are subject to a number of risks, uncertainties and assumptions, including those described in “Risk Factors” in our Quarterly Report on Form 10-Q filed with the SEC on October 27, 2022 and the other documents incorporated by reference herein. Moreover, we operate in a very competitive and rapidly changing environment. New risks emerge from time to time. It is not possible for our management to predict all risks, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements we may make. In light of these risks, uncertainties and assumptions, the future events and trends may not occur and actual results could differ materially and adversely from those anticipated or implied in the forward-looking statements.

Any forward-looking statement speaks only as of the date on which such statement is made. We undertake no obligation to revise or publicly release the results of any revision to these forward-looking statements, except as required by law. Given these risks and uncertainties, readers are cautioned not to place undue reliance on such forward-looking statements.

Where You Can Find More Information

We have filed with the SEC a registration statement on Form S-4 under the Securities Act with respect to our offering of the Exchange Notes. This prospectus does not contain all of the information set forth in the registration statement and the exhibits and schedules thereto. For further information with respect to us and the Exchange Notes, reference is made to the registration statement and the exhibits and any schedules filed therewith. Statements contained in this prospectus as to the contents of any contract or other document referred to are not necessarily complete, and in each instance, if such contract or document is filed as an exhibit, reference is made to the copy of such contract or other document filed as an exhibit to the registration statement, each statement being qualified in all respects by such reference. The SEC maintains an Internet site at http://www.sec.gov that contains reports, proxy and information statements and other information we have filed electronically with the SEC.

The SEC allows us to “incorporate by reference” the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and all documents we file pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act, on or after the date of this prospectus and prior to the termination of the exchange offer under this prospectus and any prospectus supplement (other than, in each case, documents or information deemed to have been furnished and not filed).

•	Annual Report on Form 10-K for the year ended December 31, 2021 filed on February 3, 2022;

•	Those portions of our Definitive Proxy Statement on Schedule 14A filed on April 8, 2022 that are incorporated by reference into our Annual Report on Form 10-K for the year ended December 31, 2021 filed on February 3, 2022;

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•	Quarterly Reports on Form 10-Q for the quarterly period ended March 31, 2022 filed on April 28, 2022, the quarterly period ended June 30, 2022 filed on July 28, 2022 and the quarterly period ended September 30, 2022 filed on October 27, 2022; and

•	Current Reports on Form 8-K filed on January 11, 2022, February 10, 2022 (both reports), March 1, 2022, May 27, 2022, May 31, 2022, June 1, 2022, July 28, 2022, August 1, 2022, August 4, 2022, August 9, 2022, and September 30, 2022.

Information furnished under Items 2.02 or 7.01 in any future current report on Form 8-K that we file with the SEC (or corresponding information furnished under Item 9.01 or included as an exhibit), unless otherwise specified in such report, is not incorporated by reference in this prospectus, nor are any other documents or information that is deemed to have been “furnished” and not “filed” with the SEC.

You may request a copy of these filings at no cost, by emailing us at investor@meta.com or writing us at the following address:

Meta Platforms, Inc.
1601 Willow Road
Menlo Park, California 94025
Attention: Investor Relations
Telephone: (650) 543-4800

To ensure timely delivery, you should make your request to us no later than December 20, 2022, which is five business days prior to the Expiration Date of the exchange offer.

We also maintain a website at investor.fb.com. Our website and the information contain therein or accessible through our website shall not be deemed to be part of this prospectus or the registration statement of which it forms a part.

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Summary

This summary highlights information presented in greater detail elsewhere in this prospectus or incorporated by reference herein. This summary is not complete and does not contain all the information you should consider before investing in the Notes. You should carefully read this entire prospectus, including the information incorporated by reference from our Annual Report on Form 10-K for the year ended December 31, 2021 and the other incorporated documents, including “Risk Factors” herein and in such incorporated documents, as well as our consolidated financial statements, before investing in the Notes.

Our mission is to give people the power to build community and bring the world closer together. All of our products, including our apps, share the vision of helping to bring the metaverse to life.

We build technology that helps people connect, find communities, and grow businesses. Our useful and engaging products enable people to connect and share with friends and family through mobile devices, personal computers, virtual reality (VR) headsets, wearables, and in-home devices. We also help people discover and learn about what is going on in the world around them, enable people to share their opinions, ideas, photos and videos, and other activities with audiences ranging from their closest family members and friends to the public at large, and stay connected everywhere by accessing our products. Meta is moving beyond 2D screens toward immersive experiences like augmented and virtual reality to help build the metaverse, which we believe is the next evolution in social technology.

We operate our business in two segments: Family of Apps (FoA) and Reality Labs (RL). For FoA, we sell advertising placements on our platforms to marketers. Ads on our platforms enable marketers to reach people based on a variety of factors including age, gender, location, interests, and behaviors. Marketers purchase ads that can appear in multiple places including on Facebook, Instagram, Messenger, and third-party applications and websites. For RL, we sell consumer hardware products, software and content.

We are a Delaware corporation. Our principal executive offices are located at 1601 Willow Road, Menlo Park, California 94025. Our Class A common stock trades on the Nasdaq Global Select Market under the symbol “META.”

THE EXCHANGE OFFER

Background

On August 9, 2022, we completed a private offering of:

•  $2,750,000,000 aggregate principal amount of 3.500% Senior Notes due 2027 (the “2027 Original Notes”);

•  $3,000,000,000 aggregate principal amount of 3.850% Senior Notes due 2032 (the “2032 Original Notes”);

•  $2,750,000,000 aggregate principal amount of 4.450% Senior Notes due 2052 (the “2052 Original Notes”); and

•  $1,500,000,000 aggregate principal amount of 4.650% Senior Notes due 2062 (the “2062 Original Notes” and, together with the 2027 Original Notes, the 2032 Original Notes and the 2052 Original Notes, the “Original Notes”).

The Original Notes were offered and sold only to persons reasonably believed to be qualified institutional buyers in reliance on Rule 144A under the Securities Act, and outside the United States, only to non-U.S. persons pursuant to Regulation S under the Securities Act.

As part of that offering, we entered into a registration rights agreement (the “registration rights agreement”) with the representatives of the initial purchasers of the Original Notes in which we agreed, among other things, to use our commercially reasonable efforts to complete an exchange offer for such Original Notes in compliance with applicable securities laws.

The Exchange Offer

We are offering to issue up to:

•  $2,750,000,000 aggregate principal amount of new 3.500% Senior Notes due 2027 (the “2027 Exchange Notes”) in exchange for a like principal amount of the 2027 Original Notes;

•  $3,000,000,000 aggregate principal amount of new 3.850% Senior Notes due 2032 (the “2032 Exchange Notes”) in exchange for a like principal amount of the 2032 Original Notes;

•  $2,750,000,000 aggregate principal amount of new 4.450% Senior Notes due 2052 (the “2052 Exchange Notes”) in exchange for a like principal amount of the 2052 Original Notes; and

•  $1,500,000,000 aggregate principal amount of new 4.650% Senior Notes due 2062 (the “2062 Exchange Notes” and, together with the 2027 Exchange Notes, the 2032 Exchange Notes and the 2052 Exchange Notes, the “Exchange Notes”) in exchange for a like principal amount of the 2062 Original Notes.

The Exchange Notes will be registered under the Securities Act.

We are offering to issue the Exchange Notes to satisfy our obligations contained in the registration rights agreement.

The Original Notes may only be tendered in minimum denominations of $2,000 in principal amount or in integral multiples of $1,000 in excess thereof.

In order to exchange the Original Notes, you must follow the required procedures and we must accept the Original Notes for exchange. We will exchange all Original Notes validly tendered and not validly withdrawn prior to the expiration date of the exchange offer. See “The Exchange Offer.”

Tenders, Expiration Date, Withdrawal

The exchange offer will expire at 11:59 p.m., New York City time, on December 28, 2022, unless it is extended.

If you decide to exchange your Original Notes for Exchange Notes, you must acknowledge that you are not engaging in, and do not intend to engage in, a distribution of the Exchange Notes.

If you decide to tender your Original Notes in the exchange offer, you may withdraw them at any time prior to 11:59 p.m., New York City time, on December 28, 2022.

If we decide for any reason not to accept any Original Notes for exchange, your Original Notes will be returned without expense to you promptly after the exchange offer expires.

Conditions to the Exchange Offer	The exchange offer is subject to customary conditions, which we may waive. The exchange offer is not conditioned upon the tender of any minimum principal amount of outstanding Original Notes. See “The Exchange Offer—Conditions to the Exchange Offer.”
Federal Income Tax Consequences	Your exchange of Original Notes for Exchange Notes in the exchange offer will not result in any income, gain or loss to you for U.S. federal income tax purposes. See “Material United States Federal Income Tax Consequences of the Exchange Offer.”
Use of Proceeds	We will not receive any proceeds from the issuance of the Exchange Notes in the exchange offer.
Exchange Agent	U.S. Bank Trust Company, National Association is the exchange agent for the exchange offer. The address and telephone number of the exchange agent are set forth under “The Exchange Offer—Exchange Agent.” U.S. Bank Trust Company, National Association is also the trustee under the indenture governing the Original Notes and Exchange Notes.
Failure to Tender Your Original Notes	If you fail to tender your Original Notes in the exchange offer, you will not have any further rights under the registration rights agreement, including any right to require us to register your Original Notes or to pay you additional interest.

You will be able to resell the Exchange Notes without registering them with the SEC if you meet the requirements described below.

Based on interpretations by the SEC’s staff in no-action letters issued to third parties, we believe that Exchange Notes issued in exchange for Original Notes in the exchange offer may be offered for resale, resold or otherwise transferred by you without registering the Exchange Notes under the Securities Act or delivering a prospectus, unless you are a broker-dealer receiving securities for your own account, so long as:

•	you are not one of our “affiliates”, which is defined in Rule 405 of the Securities Act;

•	you acquire the Exchange Notes in the ordinary course of your business;

•	you do not have any arrangement or understanding with any person to participate in the distribution of the Exchange Notes; and

•	you are not engaged in, and do not intend to engage in, a distribution of the Exchange Notes.

If you are an affiliate of Meta, or you are engaged in, intend to engage in or have any arrangement or understanding with respect to, the distribution of Exchange Notes acquired in the exchange offer, you (1) should not rely on our interpretations of the position of the SEC’s staff and (2) must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction.

If you are a broker-dealer and receive Exchange Notes for your own account in the exchange offer:

•	you must represent that you do not have any arrangement with us or any of our affiliates to distribute the Exchange Notes;

•	you must acknowledge that you will deliver a prospectus in connection with any resale of the Exchange Notes you receive from us in the exchange offer; the letter of transmittal states that by so acknowledging and by delivering a prospectus, you will not be deemed to admit that you are an “underwriter” within the meaning of the Securities Act; and

•	you may use this prospectus, as it may be amended or supplemented from time to time, in connection with the resale of Exchange Notes received in exchange for Original Notes acquired by you as a result of market-making or other trading activities.

For a period of 90 days after the effective date of this registration statement, we will make this prospectus available to any participating broker-dealer for use in connection with any resale described above.

SUMMARY DESCRIPTION OF THE NOTES

The terms of the Exchange Notes and the Original Notes are identical in all material respects, except that the Exchange Notes have been registered under the Securities Act, and the transfer restrictions, registrations rights and additional interest provisions relating to the Original Notes do not apply to the Exchange Notes. The Exchange Notes will represent the same debt as the Original Notes and will be governed by the same indenture under which the Original Notes were issued.

Issuer	Meta Platforms, Inc.
Exchange Notes	$2,750,000,000 aggregate principal amount of 3.500% senior notes due 2027 (the “2027 Exchange Notes”).
$3,000,000,000 aggregate principal amount of 3.850% senior notes due 2032 (the “2032 Exchange Notes”).
$2,750,000,000 aggregate principal amount of 4.450% senior notes due 2052 (the “2052 Exchange Notes”).
$1,500,000,000 aggregate principal amount of 4.650% senior notes due 2062 (the “2062 Exchange Notes”).
Maturity Date	The 2027 Exchange Notes: August 15, 2027.
The 2032 Exchange Notes: August 15, 2032.
The 2052 Exchange Notes: August 15, 2052.
The 2062 Exchange Notes: August 15, 2062.
Interest Rate	The 2027 Exchange Notes: 3.500% per annum, from August 9, 2022 or the most recent date to which interest on the 2027 Original Notes or the 2027 Exchange Notes has been paid, payable semi-annually in arrears.
The 2032 Exchange Notes: 3.850% per annum, from August 9, 2022 or the most recent date to which interest on the 2032 Original Notes or the 2032 Exchange Notes has been paid, payable semi-annually in arrears.
The 2052 Exchange Notes: 4.450% per annum, from August 9, 2022 or the most recent date to which interest on the 2052 Original Notes or the 2052 Exchange Notes has been paid, payable semi-annually in arrears.
The 2062 Exchange Notes: 4.650% per annum, from August 9, 2022 or the most recent date to which interest on the 2062 Original Notes or the

2062 Exchange Notes has been paid, payable semi-annually in arrears.
Interest Payment Dates	Interest on the Exchange Notes will be paid semi-annually in arrears on February 15 and August 15 of each year, beginning on February 15, 2023.
Optional Redemption of the Exchange Notes

Prior to (i) with respect to the 2027 Exchange Notes, July 15, 2027 (1 month prior to the maturity date of such notes), (ii) with respect to the 2032 Exchange Notes, May 15, 2032 (3 months prior to the maturity date of such notes), (iii) with respect to the 2052 Exchange Notes, February 15, 2052 (6 months prior to the maturity date of such notes), and (iv) with respect to the 2062 Exchange Notes, February 15, 2062 (6 months prior to the maturity date of such notes) (each such date, a “Par Call Date”), each series of Exchange Notes will be redeemable as a whole or in part, at our option at any time and from time to time at the applicable “make whole” redemption price described under “Description of the Notes—Optional Redemption of the Exchange Notes” plus, in each case, accrued and unpaid interest, if any, thereon to, but excluding, the applicable redemption date.

On or after the applicable Par Call Date, each series of Exchange Notes will be redeemable as a whole or in part, at our option at any time and from time to time at a redemption price equal to 100% of the principal amount of the Exchange Notes being redeemed, plus accrued and unpaid interest, if any, thereon to, but excluding, the date of redemption.

Ranking	The Exchange Notes will be our unsecured and unsubordinated debt and will rank equally with our existing and future unsecured and unsubordinated debt. The Exchange Notes will not be guaranteed by any of our subsidiaries and will rank structurally subordinate to all liabilities of our subsidiaries.
Risk Factors	Investing in the Exchange Notes involves risk. You should read the “Risk Factors” section of this prospectus and in our latest Annual Report on Form 10-K, and other periodic reports we have filed and may file with the SEC from time to time, for a discussion of factors to which you should refer and carefully consider prior to making an investment in the Exchange Notes.
Trustee	U.S. Bank Trust Company, National Association.

Governing Law	The State of New York.

Risk Factors

Investing in the Exchange Notes involves a high degree of risk. You should carefully consider the risks described below and the information under “Item 1A – Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2021 and “Item 1A – Risk Factors” in our Quarterly Report on Form 10-Q for the quarter ended September 30, 2022, each of which is incorporated by reference herein, as well as the other information included in or incorporated by reference into this prospectus, before making a decision to invest in the Exchange Notes. The risks described below and incorporated by reference are not the only risks that we face. Additional risks and uncertainties not currently known to us or that we currently deem immaterial may also impair our business operations. Any of these risks may have a material adverse effect on our business, reputation, financial condition, results of operations, profitability, cash flows or liquidity. In such a case, you may lose all or part of your investment in the Exchange Notes. See “Cautionary Statement Concerning Forward-Looking Statements.”

Risks Related to the Exchange Offer

If you choose not to exchange your Original Notes in the exchange offer, the transfer restrictions currently applicable to your Original Notes will remain in force and the market price of your Original Notes could decline.

If you do not exchange your Original Notes for Exchange Notes in the exchange offer, then you will continue to be subject to the transfer restrictions on the Original Notes as set forth in the offering memorandum distributed in connection with the private offering of the Original Notes. In general, the Original Notes may not be offered or sold unless they are registered or exempt from registration under the Securities Act and applicable state securities laws. Except as required by the registration rights agreement entered into in connection with the private offering of the Original Notes, we do not intend to register resales of the Original Notes under the Securities Act. The tender of Original Notes under the exchange offer will reduce the principal amount of the Original Notes outstanding, which may have an adverse effect upon, and increase the volatility of, the market price of the Original Notes due to a reduction in liquidity. Holders who do not tender their Original Notes will not have any further registration rights or any right to receive additional interest under the registration rights agreement or otherwise.

You must follow the exchange offer procedures carefully in order to receive the Exchange Notes.

If you do not follow the procedures described in this prospectus, you will not receive any Exchange Notes. If you want to tender your Original Notes in exchange for Exchange Notes, you will need to contact a DTC participant to complete the book-entry transfer procedures, or otherwise complete and transmit a letter of transmittal, in each case as described under “The Exchange Offer,” prior to the expiration date, and you should allow sufficient time to ensure timely completion of these procedures to ensure delivery. No one is under any obligation to give you notification of defects or irregularities with respect to tenders of Original Notes for exchange. In addition, there are no guaranteed delivery procedures available to you in connection with this exchange offer. For additional information, see the section captioned “The Exchange Offer” in this prospectus.

The market for the Original Notes may be significantly more limited after the exchange offer and you may not be able to sell your Original Notes after the exchange offer.

If the Original Notes are tendered and accepted for exchange under the exchange offer, the trading market for the Original Notes that remain outstanding may be significantly more limited. As a result, the liquidity of the Original Notes not tendered for exchange could be adversely affected. The extent of the market for the Original Notes and the availability of price quotations would depend upon a number of factors, including the number of holders of the Original Notes remaining outstanding and the interest of securities firms in maintaining a market in the Original Notes. An issue of securities with a similar outstanding market value available for trading, which is called the “float,” may command a lower price than would be comparable to an issue of securities with a greater float. As a result, the market price for the Original Notes that are not exchanged in the exchange offer may be affected adversely as the Original Notes exchanged in the exchange offer reduce the float. The reduced float also may make the trading price of the Original Notes that are not exchanged more volatile.

Some holders may be required to comply with the registration and prospectus delivery requirements of the Securities Act.

If you exchange your Original Notes in the exchange offer for the purpose of participating in a distribution of the Exchange Notes, you may be deemed to have received restricted securities and, if so, you will be required to comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction. In addition, any broker-dealer who holds Original Notes acquired for its own account as a result of market-making activities or other trading activities and who receives Exchange Notes in exchange for such Original Notes pursuant to the exchange offer may be a statutory underwriter and must deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of such Exchange Notes.

Our obligation to keep the registration statement of which this prospectus forms a part effective is limited. Accordingly, we cannot guarantee that a current prospectus will be available at all times to broker-dealers wishing to resell their Exchange Notes.

Risks Relating to the Exchange Notes

The Exchange Notes are senior unsecured obligations and will be effectively subordinated to all of our future secured debt.

The Exchange Notes are our senior unsecured obligations, ranking equally with our other senior unsecured indebtedness. The Exchange Notes are not secured by any of our assets. As a result, the indebtedness represented by the Exchange Notes will effectively be subordinated to any secured indebtedness we may incur, to the extent of the value of the assets securing such indebtedness. In the event of any distribution or payment of our assets in any dissolution, winding up, liquidation, reorganization or other similar proceeding, any secured creditors would have a superior claim to the extent of their collateral.

The Exchange Notes will be structurally subordinated to all existing and future liabilities of our subsidiaries.

We conduct a majority of our operations through our subsidiaries, which are distinct legal entities from us. The Exchange Notes are obligations exclusively of Meta Platforms, Inc. and are not guaranteed by any of our subsidiaries. As a result, the Exchange Notes are structurally subordinated to all existing and future liabilities of our subsidiaries. In the event of any dissolution, winding up, liquidation, reorganization or other similar proceeding of a subsidiary, creditors of that subsidiary would generally have the right to be paid in full before any distribution is made to us or the holders of the Exchange Notes. As a result, you may receive less than you are entitled to receive or recover nothing if any dissolution, winding up, liquidation, reorganization or other similar proceeding occurs.

The indenture governing the Exchange Notes does not contain financial covenants and only provides limited restrictions on our ability to engage in significant corporate events and other activities, which could adversely impact your investment in the Exchange Notes.

The indenture governing the Exchange Notes does not:

•	require us to maintain any financial ratios or specific levels of net worth, revenues, income, cash flow or liquidity and, accordingly, does not protect holders of the Exchange Notes in the event that we experience significant adverse changes in our financial condition or results of operations;

•	restrict our subsidiaries’ ability to issue securities or otherwise incur indebtedness or other liabilities that would be senior to our equity interests in our subsidiaries and therefore would be structurally senior to the Exchange Notes;

•	limit our ability to incur secured indebtedness that would effectively rank senior to the Exchange Notes to the extent of the value of the assets securing the indebtedness, or to engage in sale and leaseback transactions;

•	limit our ability to incur indebtedness that is equal in right of payment to the Exchange Notes;

•	restrict our ability to repurchase or prepay our securities or other indebtedness;

•	restrict our ability to make investments or to repurchase or pay dividends or make other payments in respect of our common stock or other securities ranking junior to the Exchange Notes;

•	restrict our ability to enter into highly leveraged transactions; or

•	require us to repurchase the Exchange Notes in the event of a change in control.

As a result of the foregoing, when evaluating the terms of the Exchange Notes, you should be aware that the terms of the indenture and the Exchange Notes do not restrict our ability to engage in, or to otherwise be a party to, a variety of corporate transactions, circumstances and events that could have an adverse impact on your investment in the Exchange Notes.

Our credit ratings may not reflect all risks of your investment in the Exchange Notes.

Our credit ratings are an assessment by rating agencies of our ability to pay our debts when due. Consequently, real or anticipated changes in our credit ratings will generally affect the market value of the Exchange Notes. These credit ratings may not reflect the potential impact of all risks relating to the Exchange Notes. Agency credit ratings are not a recommendation to buy, sell or hold any security, and may be revised adversely or downgraded or withdrawn at any time by the issuing organization. Each agency’s rating should be evaluated independently of any other agency’s credit rating.

Redemption may adversely affect your return on the Exchange Notes.

We have the right to redeem the Exchange Notes of each series on the terms set forth in this prospectus. We may redeem such Exchange Notes at times when prevailing interest rates may be relatively low. Accordingly, you may not be able to reinvest the amount received upon a redemption in a comparable security at an effective interest rate as high as or substantially similar to that of the Exchange Notes being redeemed.

If trading markets develop, changes in our credit ratings or the debt markets could adversely affect the market prices of the Exchange Notes.

The prices for the Exchange Notes depend on many factors, including:

•	our credit ratings;

•	prevailing interest rates being paid by, or the market prices for notes issued by, other companies similar to us;

•	our results of operations, financial condition, and prospects; and

•	the overall conditions of the general economy and the financial markets.

The conditions of the financial markets and prevailing interest rates have fluctuated in the past and are likely to fluctuate in the future. Such fluctuations could have an adverse effect on the prices of the Exchange Notes.

Rating agencies continually review the credit ratings they have assigned to companies and debt securities. Negative changes in the credit ratings assigned to us or our debt securities could have an adverse effect on the market prices of the Exchange Notes. Credit ratings are not recommendations to purchase, hold or sell the Exchange Notes.

Use of Proceeds

We will not receive any cash proceeds from the issuance of the Exchange Notes. The Exchange Notes will be exchanged for Original Notes as described in this prospectus upon our receipt of Original Notes. We will cancel all of the Original Notes surrendered in exchange for the Exchange Notes.

Our net proceeds from the sale of the Original Notes were approximately $9.921 billion, after deduction of the initial purchasers’ discounts and commissions and other expenses of the offering. We intend to use those net proceeds for general corporate purposes, which may include, but are not limited to, capital expenditures, repurchases of outstanding shares of our common stock, acquisitions or investments.

The Exchange Offer

General

We hereby offer to exchange a like principal amount of Exchange Notes for any or all outstanding Original Notes on the terms and subject to the conditions set forth in this prospectus. We often refer to the offer as the “exchange offer.” You may tender some or all of your outstanding Original Notes pursuant to the exchange offer. As of the date of this prospectus, $2,750,000,000 aggregate principal amount of the 2027 Original Notes, $3,000,000,000 aggregate principal amount of the 2032 Original Notes, $2,750,000,000 aggregate principal amount of the 2052 Original Notes and $1,500,000,000 aggregate principal amount of the 2062 Original Notes are outstanding. Our obligation to accept Original Notes for exchange pursuant to the exchange offer is subject to certain conditions set forth hereunder.

Purpose and Effect of the Exchange Offer

In connection with the offering of the Original Notes, which was consummated on August 9, 2022, we entered into a registration rights agreement with the initial purchasers of the Original Notes, pursuant to which we agreed, among other things, to use commercially reasonable efforts to:

•	file, no later than 270 days after August 9, 2022, a registration statement with respect to a registered offer to exchange the Original Notes for the Exchange Notes, which will have terms substantially identical in all material respects to the Original Notes (except that the Exchange Notes will not contain terms with respect to transfer restrictions and additional interest); and

•	cause the exchange offer registration statement to be declared effective under the Securities Act within 365 days after August 9, 2022.

The registration rights agreement provides that, upon the effectiveness of this registration statement, we will promptly commence the exchange offer and use our commercially reasonable efforts to (i) keep the exchange offer open for at least 20 business days (or longer if required by applicable law) after the date that notice of the exchange offer is transmitted to the holders of the Original Notes and (ii) consummate the exchange offer on or prior to the 395th day following August 9, 2022.

If:

(A) we have not exchanged Exchange Notes for all Original Notes validly tendered in accordance with the terms of the exchange offer within 395 days after the Original Notes were issued, and a shelf registration statement has not been declared effective under the Securities Act within 270 days after the date, if any, on which we became obligated to file the shelf registration statement pursuant to the registration rights agreement; or

(B) if applicable, a shelf registration statement covering resales of the Original Notes has been declared effective and such shelf registration statement ceases to be effective at any time during the effectiveness period (subject to certain exceptions) (each such event referred to in clauses (A) and (B), a “Registration Default”), then additional interest will accrue on the principal amount of the Original Notes at a rate of 0.25% per annum during the 90-day period immediately following the occurrence of any Registration Default, which rate will, after such 90-day period, increase to a maximum of 0.50% per annum thereafter (any such additional interest to be calculated by us) commencing on (x) the first day after the expiration of the registration period contemplated by the registration rights agreement (in the case of clause (A) above) or (y) the day such shelf registration statement ceases to be effective (in the case of clause (B) above); provided, however, that, upon the exchange of Exchange Notes for all Original Notes tendered (in the case of clause (A) above) or upon the effectiveness of a shelf registration statement that had ceased to remain effective (in the case of clause (B) above) or if the Original Notes otherwise no longer constitute transfer restricted securities (as such term is defined in the registration rights agreement), additional interest on such Original Notes as a result of such clause (or the relevant sub-clause thereof), as the case may be, shall cease to accrue.

Any amounts of additional interest due will be payable in cash on the same original interest payment dates as interest on the Notes is payable. All references to interest in the indenture also refer to additional interest.

The exchange offer is not being made to, nor will we accept tenders for exchange from, holders of Notes in any jurisdiction in which the exchange offer or acceptance of the exchange offer would violate the securities or blue sky laws of that jurisdiction.

Terms of the Exchange Offer; Period for Tendering Original Notes

This prospectus and the accompanying letter of transmittal contain the terms and conditions of the exchange offer. Upon the terms and subject to the conditions included in this prospectus and in the accompanying letter of transmittal, which together are the exchange offer, we will accept for exchange Original Notes which are properly tendered on or prior to the expiration date, unless you have previously withdrawn them.

•	When you tender to us Original Notes as provided below, our acceptance of the Original Notes will constitute a binding agreement between you and us upon the terms and subject to the conditions in this prospectus and in the accompanying letter of transmittal.

•	For each $1,000 principal amount of Original Notes surrendered to us in the exchange offer, we will give you $1,000 principal amount of Exchange Notes.

•	We will keep the exchange offer open for not less than 20 business days, or longer if required by applicable law, after the date that we first mail notice of the exchange offer to the holders of the Original Notes. We are sending this prospectus, together with the letter of transmittal, on or about the date of this prospectus to all of the registered holders of Original Notes at their addresses listed in the trustee’s security register with respect to the Original Notes.

•	The exchange offer expires at 11:59 p.m., New York City time, on December 28, 2022; provided, however, that we, in our sole discretion, may extend the period of time for which the exchange offer is open. The term “expiration date” means December 28, 2022 or, if extended by us, the latest time and date to which the exchange offer is extended.

•	As of the date of this prospectus, $2,750,000,000 in aggregate principal amount of the 3.500% Senior Notes due 2027, $3,000,000,000 in aggregate principal amount of the 3.850% Senior Notes due 2032, $2,750,000,000 in aggregate principal amount of the 4.450% Senior Notes due 2052 and $1,500,000,000 in aggregate principal amount of the 4.650% Senior Notes due 2062 were outstanding. The exchange offer is not conditioned upon any minimum principal amount of Original Notes being tendered.

•	Our obligation to accept Original Notes for exchange in the exchange offer is subject to the conditions that we describe in the section “—Conditions to the Exchange Offer” below.

•	We expressly reserve the right, at any time, to extend the period of time during which the exchange offer is open, and thereby delay acceptance of any Original Notes, by giving oral or written notice of an extension to the exchange agent and notice of that extension to the holders as described below. During any extension, all Original Notes previously tendered will remain subject to the exchange offer unless withdrawal rights are exercised. Any Original Notes not accepted for exchange for any reason will be returned without expense to the tendering holder promptly following the expiration or termination of the exchange offer.

•	We expressly reserve the right to amend or terminate the exchange offer, and not to accept for exchange any Original Notes that we have not yet accepted for exchange, if any of the conditions of the exchange offer specified below under “—Conditions to the Exchange Offer” are not satisfied. In the event of a material change in the exchange offer, including the waiver of a material condition, we will extend the offer period if necessary so that at least five business days remain in the exchange offer following notice of the material change.

•	We will give oral or written notice of any extension, amendment, termination or non-acceptance described above to holders of the Original Notes promptly. If we extend the expiration date, we will give notice by means of a press release or other public announcement no later than 9:00 a.m., New York City time, on the business day after the previously scheduled expiration date. Without limiting the manner in which we may choose to make any public announcement and subject to applicable law, we will have no obligation to publish, advertise or otherwise communicate any public announcement other than by issuing a release to the Dow Jones News Service and/or similar services.

•	Holders of Original Notes do not have any appraisal or dissenters’ rights in connection with the exchange offer.

•	Original Notes which are not tendered for exchange or are tendered but not accepted in connection with the exchange offer will remain outstanding and be entitled to the benefits of the indenture, but will not be entitled to any further registration rights under the registration rights agreement.

•	We intend to conduct the exchange offer in accordance with the applicable requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and the rules and regulations of the SEC thereunder.

•	By executing, or otherwise becoming bound by, the letter of transmittal, you will be making the representations described below to us. See “—Resales of the Exchange Notes.”

Important rules concerning the exchange offer

You should note that:

•	All questions as to the validity, form, eligibility, time of receipt and acceptance of Original Notes tendered for exchange will be determined by us in our sole discretion, which determination shall be final and binding.

•	We reserve the absolute right to reject any and all tenders of any particular Original Notes not properly tendered or to not accept any particular Original Notes which acceptance might, in our judgment or the judgment of our counsel, be unlawful.

•	We also reserve the absolute right to waive any defects or irregularities or conditions of the exchange offer as to any particular Original Notes either before or after the expiration date, including the right to waive the ineligibility of any holder who seeks to tender Original Notes in the exchange offer. Unless we agree to waive any defect or irregularity in connection with the tender of Original Notes for exchange, you must cure any defect or irregularity within any reasonable period of time as we shall determine.

•	Our interpretation of the terms and conditions of the exchange offer as to any particular Original Notes either before or after the expiration date shall be final and binding on all parties.

•	Neither Meta, the exchange agent nor any other person shall be under any duty to give notification of any defect or irregularity with respect to any tender of Original Notes for exchange, nor shall any of them incur any liability for failure to give any notification.

Procedures for Tendering Original Notes

What to submit and how

If you, as the registered holder of an Original Note, wish to tender your Original Notes for exchange in the exchange offer, you must contact a DTC participant to complete the book-entry transfer procedures described below, or otherwise complete and transmit a properly completed and duly executed letter of transmittal to the exchange agent, U.S. Bank Trust Company, National Association at the address set forth below under “Exchange Agent” on or prior to the expiration date.

In addition,

(1)	certificates for Original Notes must be received by the exchange agent along with the letter of transmittal, or

(2)	a timely confirmation of a book-entry transfer of Original Notes, if such procedure is available, into the exchange agent’s account at DTC using the procedure for book-entry transfer described below, must be received by the exchange agent prior to the expiration date.

The method of delivery of Original Notes and letters of transmittal is at your election and risk. If delivery is by mail, we recommend that registered mail, properly insured, with return receipt requested, be used. In all cases, sufficient time should be allowed to ensure timely completion of these procedures to ensure delivery. No letters of transmittal or Original Notes should be sent to Meta.

Book-Entry Transfer

The exchange agent will make a request to establish an account with respect to the Original Notes at DTC for purposes of the exchange offer promptly after the date of this prospectus. Any financial institution that is a participant in DTC’s systems may make book-entry delivery of Original Notes by causing DTC to transfer Original Notes into the exchange agent’s account in accordance with DTC’s Automated Tender Offer Program procedures for transfer. However, the exchange for the Original Notes so tendered will only be made after timely confirmation of book-entry transfer of Original Notes into the exchange agent’s account, and timely receipt by the exchange agent of an agent’s message, transmitted by DTC and received by the exchange agent and forming a part of a book-entry confirmation. The agent’s message must state that DTC has received an express acknowledgment from the participant tendering Original Notes that are the subject of that book-entry confirmation that the participant has received and agrees to be bound by the terms of the letter of transmittal, and that we may enforce the agreement against that participant.

Although delivery of Original Notes may be effected through book-entry transfer into the exchange agent’s account at DTC, the letter of transmittal, or a facsimile copy, properly completed and duly executed, with any required signature guarantees, must in any case be delivered to and received by the exchange agent at its address listed under “—Exchange Agent” on or prior to the expiration date.

If your Original Notes are held through DTC, you must complete a form called “instructions to registered holder and/or book-entry participant,” which will instruct the DTC participant through whom you hold your securities of your intention to tender your Original Notes or not tender your Original Notes. Please note that delivery of documents to DTC in accordance with its procedures does not constitute delivery to the exchange agent and we will not be able to accept your tender of notes until the exchange agent receives a letter of transmittal and a book-entry confirmation from DTC with respect to your notes. A copy of that form is available from the exchange agent.

Letter of Transmittal Procedures

If your notes are not held through DTC, you must complete and transmit a properly completed and duly executed letter of transmittal to the exchange agent, U.S. Bank Trust Company, National Association at the address set forth below under “Exchange Agent” on or prior to the expiration date. Signatures on a letter of transmittal or a notice of withdrawal, as the case may be, must be guaranteed unless the Original Notes being surrendered for exchange are tendered:

(1)	by a registered holder of the Original Notes who has not completed the box entitled “Special Issuance Instructions” or “Special Delivery Instructions” on the letter of transmittal, or

(2)	for the account of an eligible institution.

If signatures on a letter of transmittal or a notice of withdrawal, as the case may be, are required to be guaranteed, the guarantees must be by any of the following eligible institutions:

•	a firm which is a member of a registered national securities exchange or a member of the Financial Industry Regulatory Authority, Inc. or

•	a commercial bank or trust company having an office or correspondent in the United States.

If the letter of transmittal is signed by a person or persons other than the registered holder or holders of Original Notes, the Original Notes must be endorsed or accompanied by appropriate powers of attorney, in either case signed exactly as the name or names of the registered holder or holders that appear on the Original Notes and with the signature guaranteed.

If the letter of transmittal or any Original Notes or powers of attorney are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers or corporations or others acting in a fiduciary or representative capacity, the person should so indicate when signing and, unless waived by us, proper evidence satisfactory to us of its authority to so act must be submitted.

Acceptance of Original Notes for Exchange; Delivery of Exchange Notes

Once all of the conditions to the exchange offer are satisfied or waived, we will accept, promptly after the expiration date, all Original Notes properly tendered and will issue the Exchange Notes promptly after the expiration of the exchange offer. See “—Conditions to the Exchange Offer” below. For purposes of the exchange offer, our giving of oral or written notice of our acceptance to the exchange agent will be considered our acceptance of the exchange offer.

In all cases, we will issue Exchange Notes in exchange for Original Notes that are accepted for exchange only after timely receipt by the exchange agent of:

•	a timely book-entry confirmation of transfer of Original Notes into the exchange agent’s account at DTC using the book-entry transfer procedures described above, or

•	certificates for Original Notes and a properly completed and duly executed letter of transmittal.

If we do not accept any tendered Original Notes for any reason included in the terms and conditions of the exchange offer or if you submit certificates representing Original Notes in a greater principal amount than you wish to exchange, in the case of Original Notes tendered by book-entry transfer into the exchange agent’s account at DTC using the book-entry transfer procedures described below, non-exchanged Original Notes will be credited to an account maintained with DTC promptly following the expiration or termination of the exchange offer, or in the case of Original Notes tendered by transmitting a completed letter of transmittal, we will return any unaccepted or non-exchanged Original Notes without expense to the tendering holder.

There are not any guaranteed delivery procedures applicable to the exchange offer under the terms of the exchange offer.

Withdrawal Rights

You can withdraw your tender of Original Notes at any time on or prior to the expiration date.

For a withdrawal to be effective, a written notice of withdrawal must be received by the exchange agent at one of the addresses listed below under “Exchange Agent.” Any notice of withdrawal must specify:

•	the name of the person having tendered the Original Notes to be withdrawn;

•	the Original Notes to be withdrawn;

•	the principal amount of the Original Notes to be withdrawn;

•	if certificates for Original Notes have been delivered to the exchange agent, the name in which the Original Notes are registered, if different from that of the withdrawing holder;

•	if certificates for Original Notes have been delivered or otherwise identified to the exchange agent, then, prior to the release of those certificates, you must also submit the serial numbers of the particular certificates to be withdrawn and a signed notice of withdrawal with signatures guaranteed by an eligible institution unless you are an eligible institution; and

•	if Original Notes have been tendered using the procedure for book-entry transfer described above, any notice of withdrawal must specify the name and number of the account at DTC to be credited with the withdrawn Original Notes and otherwise comply with the procedures of that facility.

Please note that all questions as to the validity, form, eligibility and time of receipt of notices of withdrawal will be determined by us, and our determination shall be final and binding on all parties. Any Original Notes so withdrawn will be considered not to have been validly tendered for exchange for purposes of the exchange offer.

If you have properly withdrawn Original Notes and wish to re-tender them, you may do so by following one of the procedures described under “—Procedures for Tendering Original Notes” above at any time on or prior to the expiration date.

Conditions to the Exchange Offer

Notwithstanding any other provisions of the exchange offer, we will not be required to accept for exchange, or to issue Exchange Notes in exchange for, any Original Notes and may terminate or amend the exchange offer, if at any time before the acceptance of Original Notes for exchange or the exchange of the Exchange Notes for Original Notes, that acceptance or issuance would violate applicable law or any interpretation of the staff of the SEC.

That condition is for our sole benefit and may be asserted by us regardless of the circumstances giving rise to that condition. Our failure at any time to exercise the foregoing rights shall not be considered a waiver by us of that right. Our rights described in the prior paragraph are ongoing rights which we may assert at any time and from time to time prior to the expiration of the exchange offer.

Exchange Agent

U.S. Bank Trust Company, National Association has been appointed as the exchange agent for the exchange offer. All executed letters of transmittal should be directed to the exchange agent at one of the addresses set forth below. Questions and requests for assistance, requests for additional copies of this prospectus or of the letter of transmittal should be directed to the exchange agent, addressed as follows:

Deliver To:

U.S. Bank Trust Company, National Association, Exchange Agent
Corporate Actions
111 Fillmore Avenue
St. Paul, MN 55107-1402
Email: cts.specfinance@usbank.com

Facsimile Transmissions:
(Eligible Institutions Only)
(651) 466-7367

To Confirm by Telephone
or for Information:
(800) 934-6802

Delivery to an address other than as listed above or transmission of instructions via facsimile other than as listed above does not constitute a valid delivery.

Fees and Expenses

The principal solicitation is being made by delivering this prospectus to noteholders through the facilities of DTC; however, additional solicitation may be made by mail, telegraph, telephone or in person by our officers, regular employees and affiliates. We will not pay any additional compensation to any of our officers and employees who engage in soliciting tenders. We will not make any payment to brokers, dealers or others soliciting acceptances of the exchange offer. However, we will pay the exchange agent reasonable and customary fees for its services and will reimburse it for its reasonable expenses in connection with the exchange offer.

The estimated cash expenses to be incurred in connection with the exchange offer, including legal, accounting, SEC filing, printing and exchange agent expenses, will be paid by us and are estimated in the aggregate to be approximately $1.286 million.

Transfer Taxes

Holders who tender their Original Notes for exchange will not be obligated to pay any transfer taxes in connection therewith, except that holders who instruct us to register Exchange Notes in the name of, or request that Original Notes not tendered or not accepted in the exchange offer be returned to, a person other than the registered tendering holder will be responsible for the payment of any applicable transfer tax thereon.

Resale of the Exchange Notes

Under existing interpretations of the staff of the SEC contained in several no-action letters to third parties, the Exchange Notes would in general be freely transferable after the exchange offer without further registration under the Securities Act. The relevant no-action letters include the Exxon Capital Holdings Corporation letter, which was made available by the SEC on May 13, 1988, and the Morgan Stanley & Co. Incorporated letter, made available on June 5, 1991.

However, any purchaser of Original Notes who is an “affiliate” of Meta or who intends to participate in the exchange offer for the purpose of distributing the Exchange Notes

(1)	will not be able to rely on the interpretation of the staff of the SEC;

(2)	will not be able to tender its Original Notes in the exchange offer; and

(3)	must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any sale or transfer of the notes unless that sale or transfer is made using an exemption from those requirements.

By executing, or otherwise becoming bound by, the Letter of Transmittal each holder of the Original Notes will represent that:

(1)	it is not our “affiliate”

(2)	any Exchange Notes to be received by it were acquired in the ordinary course of its business;

(3)	it has no arrangement or understanding with any person to participate, and is not engaged in and does not intend to engage, in the “distribution,” within the meaning of the Securities Act, of the Exchange Notes;

(4)	it has full power and authority to tender, exchange, assign and transfer the Original Notes being tendered; and

(5)	we will acquire good and unencumbered title to the Original Notes being tendered, free and clear of all security interests, liens, restrictions, charges, encumbrances, conditional sale agreements or other obligations relating to their sale or transfer, and not subject to any adverse claim when we accept the Original Notes.

In addition, in connection with any resales of Exchange Notes, any broker-dealer participating in the exchange offer who acquired securities for its own account as a result of market-making or other trading activities must deliver a prospectus meeting the requirements of the Securities Act. The SEC has taken the position in the Shearman & Sterling no-action letter, which it made available on July 2, 1993, that participating broker-dealers may fulfill their prospectus delivery requirements with respect to the Exchange Notes, other than a resale of an unsold allotment from the original sale of the Original Notes, with the prospectus contained in the exchange offer registration statement. Under the registration rights agreement, we are required to allow participating broker-dealers and other persons, if any, subject to similar prospectus delivery requirements to use this prospectus as it may be amended or supplemented from time to time, in connection with the resale of Exchange Notes.

Description of the Notes

The Original Notes were issued, and the Exchange Notes will be issued, under an indenture, dated as of August 9, 2022 (as amended, restated, supplemented or otherwise modified from time to time, the “Base Indenture”), between Meta Platforms, Inc. and U.S. Bank Trust Company, National Association, as trustee, as supplemented by the First Supplemental Indenture, dated as of August 9, 2022 (the “Supplemental Indenture” and, together with the Base Indenture, the “indenture”). Each series of Exchange Notes will be part of the same series of the applicable series of Original Notes. All references to the Notes of a series in this section refer collectively to the Exchange Notes and the Original Notes of such series, and all references to the Notes refer collectively to the Exchange Notes and the Original Notes.

The following is a description of the particular terms of the Notes of each series. The following discussion summarizes selected provisions of the indenture. Because this is only a summary, it is not complete and does not describe every aspect of the Notes and the indenture. Capitalized terms used and not defined in this summary have the meanings specified in the indenture. We urge you to read the indenture because it, and not this description, defines your rights as a holder of the Notes. For purposes of this section of this prospectus, references to “we,” “us” and “our” are to Meta Platforms, Inc. and not to any of its subsidiaries.

A copy of the indenture can be obtained by following the instructions under the heading “Where You Can Find More Information.” You should read the indenture for provisions that may be important to you but which are not included in this summary.

General

The 2027 Notes will initially be limited to an aggregate principal amount of $2,750,000,000. The 2027 Notes will bear interest from August 9, 2022 or the most recent date to which interest has been paid on the 2027 Original Notes or 2027 Exchange Notes, payable semi-annually on each February 15 and August 15, beginning on February 15, 2023, to the persons in whose names the 2027 Notes are registered at the close of business on each February 1 and August 1, as the case may be (whether or not a business day), immediately preceding such February 15 and August 15. The 2027 Notes will mature on August 15, 2027.

The 2032 Notes will initially be limited to an aggregate principal amount of $3,000,000,000. The 2032 Exchange Notes will bear interest from August 9, 2022 or the most recent date to which interest has been paid on the 2032 Original Notes or 2032 Exchange Notes, payable semi-annually on each February 15 and August 15, beginning on February 15, 2023, to the persons in whose names the 2032 Notes are registered at the close of business on each February 1 and August 1, as the case may be (whether or not a business day), immediately preceding such February 15 and August 15. The 2032 Notes will mature on August 15, 2032.

The 2052 Notes will initially be limited to an aggregate principal amount of $2,750,000,000. The 2052 Notes will bear interest from August 9, 2022 or the most recent date to which interest has been paid on the 2052 Original Notes or 2052 Exchange Notes, payable semi-annually on each February 15 and August 15, beginning on February 15, 2023, to the persons in whose names the 2052 Notes are registered at the close of business on each February 1 and August 1, as the case may be (whether or not a business day), immediately preceding such February 15 and August 15. The 2052 Notes will mature on August 15, 2052.

The 2062 Notes will initially be limited to an aggregate principal amount of $1,500,000,000. The 2062 Notes will bear interest from August 9, 2022 or the most recent date to which interest has been paid on the 2062 Original Notes or 2062 Exchange Notes, payable semi-annually on each February 15 and August 15, beginning on February 15, 2023, to the persons in whose names the 2062 Notes are registered at the close of business on each February 1 and August 1, as the case may be (whether or not a business day), immediately preceding such February 15 and August 15. The 2062 Notes will mature on August 15, 2062.

The Notes are not subject to any sinking fund.

The indenture does not limit our ability to incur additional indebtedness, including indebtedness that is secured, senior to or equal in right of payment to the Notes, and we may issue additional debt securities under the indenture from time to time in one or more series.

We may, without the consent of the existing holders of the Notes, issue additional Notes of any series having the same terms (except the issue date, the date from which interest accrues and, in some cases, the first interest payment date) so that existing Notes of a particular series and additional Notes of such series form the same series under the indenture; provided, however, that if any such additional Notes are not fungible with the existing Notes for U.S. federal income tax purposes, such additional Notes will have a separate CUSIP number.

The Original Notes are, and the Exchange Notes will be, our unsecured and unsubordinated debt, ranking equally and ratably among themselves and with our existing and future unsecured and unsubordinated debt.

The Original Notes were, and the Exchange Notes will be, issued only in registered form in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof. The Original Notes of each series are, and the Exchange Notes of each series will be, represented by one or more global securities registered in the name of a nominee of DTC. The Notes will be available only in book-entry form.

Calculation of Interest on the Notes

If any interest payment date, redemption date or the maturity date of the Notes of any series is not a business day, then payment of interest and/or principal will be made on the next succeeding business day. No interest will accrue on the amount so payable for the period from such interest payment date, redemption date or maturity date, as the case may be, to the date payment is made. Interest on the Notes will be paid on the basis of a 360-day year consisting of twelve 30-day months.

For purposes of the Notes, a “business day” is any day other than a Saturday, Sunday or other day on which commercial banks are required or permitted by law, regulation, or executive order to be closed in New York City or in the place of payment.

Optional Redemption of the Notes

Each series of Notes is redeemable as a whole or in part, at our option at any time and from time to time prior to the applicable Par Call Date (as set forth in the table below), at a redemption price equal to the greater of:

(1)	(a) the sum of the present values of the remaining scheduled payments of principal and interest thereon discounted to the redemption date (assuming the Notes matured on the applicable Par Call Date) on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus the applicable Spread for such Notes (as set forth in the table below), less (b) interest accrued and unpaid thereon to the date of redemption, and

(2)	100% of the principal amount of the Notes to be redeemed,

plus, in each case, accrued and unpaid interest, if any, to, but excluding, the date of redemption.

Each series of Notes is redeemable as a whole or in part, at our option at any time and from time to time on or after the applicable Par Call Date, at a redemption price equal to 100% of the principal amount of the Notes being redeemed, plus accrued and unpaid interest to, but excluding, the date of redemption.

Series	Par Call Date	Spread
2027 Notes	July 15, 2027 (1 month prior to maturity)	15 basis points
2032 Notes	May 15, 2032 (3 months prior to maturity)	20 basis points
2052 Notes	February 15, 2052 (6 months prior to maturity)	25 basis points
2062 Notes	February 15, 2062 (6 months prior to maturity)	25 basis points

“Treasury Rate” means, with respect to any redemption date, the yield determined by us in accordance with the following two paragraphs:

(1)	The Treasury Rate shall be determined by the Company after 4:15 p.m., New York City time (or after such time as yields on U.S. government securities are posted daily by the Board of Governors of the Federal Reserve System), on the third business day preceding the redemption date based upon the yield or yields for the most recent day that appear after such time on such day in the most recent statistical release published by the Board of Governors of the Federal Reserve System designated as “Selected Interest Rates (Daily) - H.15” (or any successor designation or publication) (“H.15”) under the caption “U.S. government securities–Treasury constant maturities–Nominal” (or any successor caption or heading) (“H.15 TCM”). In determining the Treasury Rate, the Company shall select, as applicable: (x) the yield for the Treasury constant maturity on H.15 exactly equal to the period from the redemption date to the applicable Par Call Date (the “Remaining Life”); or (y) if there is no such Treasury constant maturity on H.15 exactly equal to the Remaining Life, the two yields – one yield corresponding to the Treasury constant maturity on H.15 immediately shorter than and one yield corresponding to the Treasury constant maturity on H.15 immediately longer than the Remaining Life – and shall interpolate to the applicable Par Call Date on a straight-line basis (using the actual number of days) using such yields and rounding the result to three decimal places; or (z) if there is no such Treasury constant maturity on H.15 shorter than or longer than the Remaining Life, the yield for the single Treasury constant maturity on H.15 closest to the Remaining Life. For purposes of this paragraph, the applicable Treasury constant maturity or maturities on H.15 shall be deemed to have a maturity date equal to the relevant number of months or years, as applicable, of such Treasury constant maturity from the redemption date.

(2)	If on the third business day preceding the redemption date H.15 TCM or any successor designation is no longer published, the Company shall calculate the Treasury Rate based on the rate per annum equal to the semi-annual equivalent yield to maturity at 11:00 a.m., New York City time, on the second business day preceding such redemption date of the United States Treasury security maturing on, or with a maturity that is closest to, the applicable Par Call Date. If there is no United States Treasury security maturing on the applicable Par Call Date but there are two or more United States Treasury securities with a maturity date equally distant from such Par Call Date, one with a maturity date preceding such Par Call Date and one with a maturity date following such Par Call Date, the Company shall select the United States Treasury security with a maturity date preceding such Par Call Date. If there are two or more United States Treasury securities maturing on the applicable Par Call Date or two or more United States Treasury securities meeting the criteria of the preceding sentence, the Company shall select from among these two or more United States Treasury securities the United States Treasury security that is trading closest to par based upon the average of the bid and asked prices for such United States Treasury securities at 11:00 a.m., New York City time. In determining the Treasury Rate in accordance with the terms of this paragraph, the semi-annual yield to maturity of the applicable United States Treasury security shall be based upon the average of the bid and asked prices (expressed as a percentage of principal amount) at 11:00 a.m., New York City time, of such United States Treasury security, and rounded to three decimal places.

The Company’s actions and determinations in determining the redemption price shall be conclusive and binding for all purposes, absent manifest error.

Notice of any redemption will be sent at least 10 days but not more than 60 days before the redemption date to each holder of Notes to be redeemed. If fewer than all of the Notes of a series are to be redeemed, the particular Notes to be redeemed shall be selected by the trustee pro rata or by lot or by such method as the trustee shall deem fair and appropriate unless otherwise required by law and, in respect of global notes, subject to the applicable procedures of the depositary. If any Note is to be redeemed only in part, the notice of redemption that relates to such Note shall state the principal amount thereof to be redeemed. A new Note in principal amount equal to and in exchange for the unredeemed portion of the principal of the Note surrendered will be issued in the name of the holder of the Note upon surrender of the original note.

No Notes of a principal amount of $2,000 or less will be redeemed in part. If any Note is to be redeemed in part only, the notice of redemption that relates to the Note will state the portion of the principal amount of the Note to be redeemed. A new Note in a principal amount equal to the unredeemed portion of the Note will be issued in the name of the holder of the Note upon surrender for cancellation of the original Note. For so long as the Notes are held by DTC (or another depositary), the redemption of the Notes shall be done in accordance with the policies and procedures of the depositary.

Any notice of redemption may, at our discretion, be subject to one or more conditions precedent, including completion of a refinancing transaction or other corporate transaction. In addition, if such redemption or purchase is subject to satisfaction of one or more conditions precedent, we may, in our discretion, delay the redemption date until such time as any or all such conditions shall be satisfied or waived, or such redemption may not occur and such notice may be rescinded in the event that any or all such conditions shall not have been satisfied or waived by the redemption date, or by the redemption date so delayed.

Unless we default in payment of the redemption price and accrued interest, on and after the redemption date interest will cease to accrue on the Notes or portions thereof called for redemption.

Consolidation, Merger or Sale

We cannot consolidate with or merge into, or convey, transfer or lease all or substantially all of our properties and assets to, any person (other than to one or more of our subsidiaries) unless (1) we will be the continuing corporation or (2) the successor corporation or person to which our assets are conveyed, transferred or leased is a corporation, partnership, trust or other entity organized and validly existing under the laws of the United States, any state of the United States or the District of Columbia and it expressly assumes our obligations on any debt securities outstanding under the indenture, including the Notes, and our obligations under the indenture. In addition, we cannot effect such a transaction unless immediately after giving effect to such transaction, no default or event of default under the indenture shall have occurred and be continuing. When the person to whom our assets are transferred or leased has assumed our obligations under the debt securities outstanding under the indenture, including the Notes, and under the indenture, we shall be discharged from all our obligations under the debt securities, including the Notes, and the indenture.

This covenant would not apply to any recapitalization transaction, a change of control of us or a highly leveraged transaction, unless the transaction or change of control were structured to include a merger or consolidation or transfer or lease of all or substantially all of our assets.

Events of Default

The term “Event of Default,” when used in the indenture, means any of the following with respect to any series of debt securities, including the Notes of any series:

•	failure to pay interest for 30 days after the date payment is due and payable;

•	failure to pay principal or premium, if any, on any debt security of such series when due, either at maturity, upon any redemption, by declaration or otherwise;

•	failure to perform any other covenant applicable to such series for 90 days after notice that performance was required; or

•	certain events relating to our bankruptcy, insolvency or reorganization.

An Event of Default for a particular series of debt securities does not necessarily constitute an Event of Default for any other series of debt securities issued under the indenture. If an Event of Default relating to the payment of interest or principal involving any series of debt securities, including any series of Notes, has occurred and is continuing, the trustee or the holders of not less than 25% in aggregate principal amount of the debt securities of each affected series may declare the entire principal of all the debt securities of such series to be due and payable immediately.

If an Event of Default relating to the performance of other covenants has occurred and is continuing for a period of 90 days after notice of such, then the trustee or the holders of not less than 25% in aggregate principal amount of all of the series of debt securities outstanding under the indenture, including any series of Notes, affected thereby may declare the entire principal amount of all of such series of debt securities due and payable immediately.

The holders of not less than a majority in aggregate principal amount of the debt securities of a series may, after satisfying conditions, rescind and annul any of the above-described declarations and consequences involving the series.

If an Event of Default relating to events in bankruptcy, insolvency or reorganization occurs and is continuing, then the principal amount of all of the Notes and any other debt securities outstanding, and any accrued interest, will automatically become due and payable immediately, without any declaration or other act by the trustee or any holder.

The indenture provides that the trustee shall within 90 days after the trustee shall have actual knowledge or received written notice of the occurrence of a default with respect to a particular series of debt securities, including a series of Notes, give the holders of the debt securities of such series notice of such default known to it; provided that, except in the case of a default or Event of Default in payment of the principal, premium, if any, of, or interest on, any debt security of such series or in the payment of any redemption obligation, the trustee may withhold the notice if, and so long as, it in good faith determines that withholding the notice is in the interests of the holders of debt securities of that series.

The indenture imposes limitations on suits brought by holders of debt securities against us. Except as provided below, no holder of debt securities of any series, including any series of Notes, may institute any action against us under the indenture unless:

•	the holder has previously given to the trustee written notice of default and continuance of that default;

•	the holders of at least 25% in principal amount of the outstanding debt securities of the affected series have requested in writing that the trustee institute the action;

•	the requesting holders have offered the trustee security or indemnity satisfactory to it for expenses and liabilities that may be incurred by bringing the action;

•	the trustee has not instituted the action within 60 days of the request; and

•	the trustee has not received inconsistent direction by the holders of a majority in principal amount of the outstanding debt securities of the series.

Notwithstanding the foregoing, each holder of debt securities of any series has the right, which is absolute and unconditional, to receive payment of the principal of and premium and interest, if any, on such debt securities when due and to institute suit for the enforcement of any such payment, and such rights may not be impaired without the consent of that holder of debt securities.

We will be required to file annually with the trustee a certificate, signed by one of our officers, stating whether or not the officer knows of any default by us in compliance with any condition or covenant of the indenture.

Modification of the Indenture

The indenture provides that we and the trustee may enter into supplemental indentures without the consent of the holders of the Notes or any other debt securities to:

•	secure any debt securities;

•	evidence the assumption by a successor corporation of our obligations;

•	add covenants for the protection of the holders of debt securities;

•	add one or more guarantees for the benefit of holders of debt securities;

•	cure any ambiguity, defect or mistake or correct any inconsistency in the indenture;

•	establish the forms or terms of additional series of debt securities under the indenture;

•	conform any provision of the indenture to this description of the Notes or the description of debt securities or other relevant section in any future prospectus describing the terms of any other series of debt securities under the indenture;

•	evidence and provide for the acceptance of appointment by a successor trustee;

•	provide for uncertificated debt securities in addition to or in place of certificated debt securities;

•	make any change that does not materially adversely affect the right of any holder; and

•	comply with requirements of the SEC in order to effect or maintain the qualification of the indenture under the Trust Indenture Act of 1939, as amended.

The indenture also provides that we and the trustee may, with the consent of the holders of not less than a majority in aggregate principal amount of debt securities of all series of senior debt securities or subordinated debt securities, as the case may be, then outstanding and affected (voting as one class), add any provisions to, or change in any manner, eliminate or modify in any way the provisions of, the indenture or modify in any manner the rights of the holders of the debt securities.

We and the trustee may not, however, without the consent of the holder of each outstanding debt security, including each Note, affected thereby:

•	extend the final maturity of any debt security;

•	reduce the principal amount or premium, if any;

•	reduce the rate or extend the time of payment of interest;

•	reduce any amount payable on redemption;

•	change the currency in which the principal (other than as may be provided otherwise with respect to a series), premium, if any, or interest is payable;

•	reduce the amount of the principal of any debt security issued with an original issue discount that is payable upon acceleration or provable in bankruptcy;

•	modify any of the subordination provisions or the definition of senior indebtedness applicable to any subordinated debt securities in a manner adverse to the holders of those securities;

•	alter provisions of the indenture relating to the debt securities not denominated in U.S. dollars;

•	impair the right to institute suit for the enforcement of any payment on any debt security when due;

•	reduce the percentage of holders of the debt securities of any series whose consent is required for any modification of the indenture, or the consent of whose holders is required for any waiver (of compliance with certain provisions of the indenture or certain defaults thereunder and their consequences) provided for in the indenture; or

•	modify any provisions set forth in this paragraph.

Discharge, Defeasance and Covenant Defeasance

We may discharge our obligations to holders of any series of debt securities, including any series of Notes, that have not already been delivered to the trustee for cancellation and that have either become due and payable or are by their terms to become due and payable within one year (or are scheduled for redemption within one year). We may effect a discharge by irrevocably depositing with the trustee cash or U.S. government obligations or, in the case of any debt securities denominated in a foreign currency, foreign government obligations, as trust funds, in an amount sufficient to pay when due, whether at maturity, upon redemption or otherwise, the principal of, premium, if any, and interest on the debt securities and any mandatory sinking fund payments; provided that with respect to any discharge in connection with any redemption that requires the payment of a “make-whole” amount, the amount deposited shall be sufficient for purposes of the indenture to the extent that an amount is deposited with the trustee equal to such “make-whole” amount calculated as of the date of the discharge, with any deficit as of the date of redemption (any such amount, the “Applicable Premium Deficit”) only required to be deposited with the trustee on or prior to the date of redemption. Any Applicable Premium Deficit shall be set forth in an Officer's Certificate delivered to the trustee at least two business days prior to the redemption date that confirms that the deposit of such Applicable Premium Deficit shall be applied toward such redemption.

We may also discharge any and all of our obligations to holders of any series of debt securities, including any series of Notes, at any time (“legal defeasance”). We also may be released from the obligations imposed by any covenants of any outstanding series of debt securities and provisions of the indenture, and we may omit to comply with those covenants without creating an Event of Default (“covenant defeasance”). We may effect legal defeasance and covenant defeasance only if, among other things:

•	we irrevocably deposit with the trustee cash or U.S. government obligations or, in the case of any debt securities denominated in a foreign currency, foreign government obligations, as trust funds, in an amount certified to be sufficient to pay at maturity (or upon redemption) the principal, premium, if any, and interest on all outstanding debt securities of the series; provided that with respect to any defeasance in connection with any redemption that requires the payment of a “make-whole” amount, the amount deposited shall be sufficient for purposes of the indenture to the extent that an amount is deposited with the trustee equal to such “make-whole” amount calculated as of the date of the defeasance, with any Applicable Premium Deficit only required to be deposited with the trustee on or prior to the date of redemption. Any Applicable Premium Deficit shall be set forth in an Officer's Certificate delivered to the trustee at least two business days prior to the redemption date that confirms that the deposit of such Applicable Premium Deficit shall be applied toward such redemption;

•	we deliver to the trustee an opinion of counsel from a nationally recognized law firm to the effect that the beneficial owners of the series of debt securities will not recognize income, gain or loss for U.S. federal income tax purposes as a result of the legal defeasance or covenant defeasance and will be subject to U.S. federal income tax on the same amount and in the same manner and at the same times as would have been the case if such defeasance had not occurred, which opinion, in the case of legal defeasance, must be based on a ruling of the Internal Revenue Service (“IRS”) issued, or a change in U.S. federal income tax law;

•	no default or Event of Default with respect to the Notes shall have occurred and be continuing on the date of deposit; and

•	we deliver to the trustee an Officer’s Certificate and an opinion of counsel each stating that we have complied with all of the above requirements.

Although we may discharge or defease our obligations under the indenture as described in the two preceding paragraphs, we may not avoid, among other things, our duty to register the transfer or exchange of any series of debt securities, including any series of Notes, to replace any temporary, mutilated, destroyed, lost or stolen series of debt securities or to maintain an office or agency in respect of any series of debt securities, including any series of Notes.

Governing Law

The indenture and the Original Notes are, and the Exchange Notes will be, governed by, and construed in accordance with, the laws of the State of New York.

Concerning the Trustee

U.S. Bank Trust Company, National Association serves as trustee under the indenture.

Material United States Tax Consequences of the Exchange Offer

The exchange of Original Notes for Exchange Notes in the exchange offer will not result in any United States federal income tax consequences to holders. When a holder exchanges an Original Note for an Exchange Note in the exchange offer, the holder will have the same adjusted basis and holding period in the Exchange Note as in the Original Note immediately before the exchange.

Plan of Distribution

Each broker-dealer that receives Exchange Notes for its own account in the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of Exchange Notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of Exchange Notes received in exchange for Original Notes where Original Notes were acquired as a result of market-making activities or other trading activities. We have agreed that, for a period of 90 days after the effective date of this registration statement, we will make this prospectus, as amended or supplemented, available to any participating broker-dealer for use in connection with any resale of Exchange Notes received by it in exchange for Original Notes.

We will not receive any proceeds from any sale of Exchange Notes by broker-dealers.

Exchange Notes received by broker-dealers for their own account in the exchange offer may be sold from time to time in one or more transactions

•	in the over-the-counter market;

•	in negotiated transactions;

•	through the writing of options on the Exchange Notes; or

•	a combination of those methods of resale

at market prices prevailing at the time of resale, at prices related to prevailing market prices or negotiated prices.

Any such resale may be made:

•	directly to purchasers; or

•	to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any broker-dealer or the purchasers of any such Exchange Notes.

Any broker-dealer that resells Exchange Notes that were received by it for its own account pursuant to the exchange offer and any broker or dealer that participates in a distribution of those Exchange Notes may be considered to be an “underwriter” within the meaning of the Securities Act. Any profit on any resale of those Exchange Notes and any commission or concessions received by any such persons may be considered to be underwriting compensation under the Securities Act. The letter of transmittal states that, by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be considered to admit that it is an “underwriter” within the meaning of the Securities Act.

For a period of 90 days after the effective date of this registration statement, we will promptly send additional copies of this prospectus and any amendment or supplement to this prospectus to any participating broker-dealer that requests such documents in the letter of transmittal. We have agreed to pay all expenses incident to the exchange offer other than commissions or concessions of any brokers or dealers and will indemnify the holders of the notes, including any broker-dealers, against certain liabilities, including liabilities under the Securities Act.

Validity of Securities

The validity of the Exchange Notes will be passed on for us by Davis Polk & Wardwell LLP, New York, New York.

Experts

The consolidated financial statements of Meta Platforms, Inc. included in Meta Platforms, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2021 and the effectiveness of Meta Platforms, Inc.’s internal control over financial reporting as of December 31, 2021 have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

Meta Platforms, Inc.

Offer to Exchange

3.500% Senior Notes due 2027 for New 3.500% Senior Notes due 2027

3.850% Senior Notes due 2032 for New 3.850% Senior Notes due 2032

4.450% Senior Notes due 2052 for New 4.450% Senior Notes due 2052

4.650% Senior Notes due 2062 for New 4.650% Senior Notes due 2062

PROSPECTUS

November 29, 2022